Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.9

ML&B Draft 1/20/20

BY EMAIL

January 22, 2020

Jason Potter

jason.nelsonhbs@gmail.com

Dear Jason:

This letter confirms our offer to you of employment with The Fresh Market, Inc. (the Company) on the following terms and conditions:

1.

Employment. You will serve as President and Chief Executive Officer of the Company (CEO), commencing on the date when you obtain authorization to work in the United States in accordance with paragraph 9(a) below, which we expect will occur by March 1, 2020 (the Commencement Date). As President and CEO, you will report to the Board of Directors of the Company (the Board), and perform such duties consistent with your position as President and CEO and as otherwise directed by the Board. You will be employed on a full-time, exclusive basis, and your employment will be based at the headquarters in Greensboro, North Carolina. For so long as you are President and CEO, you will also be appointed to serve as a member of the Board. As an executive officer of the Company, you will be subject to all of the Companys policies.

2.

Base Salary. Your annual rate of base salary (the Base Salary) will be $750,000, payable in accordance with the Companys regular payroll practices. Your Base Salary will be reviewed from time to time by the Board.

3.

Annual Incentive Compensation. You will be eligible to participate in the Companys annual incentive compensation plan, as may be amended from time to time (the AIP). Your target incentive under the AIP will be 100% of your Base Salary (the Target Bonus). Your actual bonus will be based on achievement levels of same store sales, EBITDA or other performance metrics approved by the Board under the AIP in consultation with you at the start of each fiscal year (or, for 2020, as soon as practicable after the Commencement Date). Any bonus payment will be conditional on your remaining employed on the bonus payment date.

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

4.

Equity-Based Incentive Compensation. Upon or as soon as practicable after the Commencement Date, you will be granted options (the Options) to purchase 2,793,296 shares of Pomegranate Parent Holdings, Inc., the Companys parent company (Parent) at an exercise price per share of $1.05 pursuant to Parents Stock Option Plan (the Option Plan), attached as Exhibit A, and the form of grant letter attached as Exhibit B. The Options will vest upon the earlier of a Change in Control or IPO (each as defined in the Option Plan). The Options will have an outside term of 7 years. The Options and shares issued upon exercise of the Options will be subject to the terms of the Option Plan and the option grant letter.

5.

Relocation; Starting Bonus. You agree to relocate your principal residence to the Greensboro, North Carolina area within six months of the Commencement Date. To help you defray the costs of temporary housing in, and relocation to, the Greensboro, North Carolina area, you will be entitled to a starting bonus of $100,000, payable with the first payroll coincident with or next following the Commencement Date. You will not be entitled to any further relocation benefits under the Companys relocations policies or otherwise. If during the 12 month period following the Commencement Date, your employment with the Company is terminated by the Company for Cause, as provided in paragraph 7(c) below, or by you without Good Reason, as provided in paragraph 7(d) below, you will promptly repay to the Company the full amount of the starting bonus you received pursuant to this paragraph 5.

6.

Employee Benefit Plans. You will participate in the Companys employee benefit plans, from time to time in effect, and generally available for the Companys senior executives, subject to plan terms and applicable Company policies. You will receive four weeks of vacation each year.

7.	Termination of Employment.

a.

Death. Your employment will terminate upon your death. Your beneficiaries will be entitled to (i) any earned but unpaid Base Salary, to be paid within 10 days of your termination of employment, (ii) any amounts accrued and payable under the terms of any of the Companys written benefit plans or agreements (payable in accordance with such plan or agreement), and (iii) reimbursement of any unreimbursed business expenses properly incurred during the Employment Period (collectively the Accrued Obligations). All of the Options, to the extent not vested, will terminate upon such termination of employment.

b.

Disability. The Company may terminate your employment by reason of your Disability. Disability means a finding by the Company that you have been unable to perform your essential job functions, with or without a reasonable accommodation, by reason of a physical or mental impairment for a period of 90 days within a period of 180 consecutive days. If the Company determines in good faith that your Disability has occurred, it will give you notice of its intention to terminate your employment (the Notice of Intention to Terminate). If within thirty (30) days of the Notice of Intention to Terminate, you do not

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that thirty (30) day period, the Notice of Intention to Terminate will be cancelled under this Employment Agreement. Upon such termination, you will be entitled to the Accrued Obligations. The timing of the payment of the Accrued Obligations will be in accordance with paragraph 7(a). The Company agrees that termination by reason of your Disability shall not adversely impact your eligibility for benefits under any Company long term disability plan in which you participate. All of the Options, to the extent not vested, will terminate upon such termination of employment.

c.

Termination by the Company for Cause. The Company may terminate your employment for Cause with or without notice. Cause means that you have (i) been convicted in court or by a governmental agency with (x) a felony, or (y) a misdemeanor involving moral turpitude, (ii) committed an act of fraud or embezzlement against the Company or its subsidiaries, (iii) materially breached this agreement or breached the Restrictive Covenant Agreement and such breach has continued after you have been provided written notice thereof by the Company and a 30 day period to cure, to the extent curable, (iv) materially violated any written policy of the Company resulting in material injury to the Company or its subsidiaries, monetarily or otherwise, (v) materially failed, refused or neglected to (x) substantially perform your duties (not measured by economic performance and other than by reason of a physical or mental impairment) or (y) use best efforts to implement the directives of the Company (not measured by economic performance and other than by reason of a physical or mental impairment) that are consistent with your position, and such failure, refusal or neglect has continued after you have been provided written notice thereof by the Company and an adequate opportunity to cure, or (vi) willfully engaged in misconduct resulting in material injury to the Company or its subsidiaries, monetarily or otherwise. Upon termination for Cause, you will be entitled only to the Accrued Obligations. The timing of the payment of the Accrued Obligations will be in accordance with paragraph 7(a). All of the Options, whether or not vested, will terminate upon such termination of employment.

d.

Termination by You. You may terminate your employment with or without Good Reason. If such termination is without Good Reason, you agree to provide 30 days written notice to the Company. Upon such termination you will be entitled only to the Accrued Obligations. The timing of the payment of the Accrued Obligations will be in accordance with paragraph 7(a). In order to terminate your employment for Good Reason, you must first provide written notice to the Company of the circumstances that you believe constitute Good Reason within 30 days of their first occurrence, and then provide the Company an opportunity to remedy such circumstances within 30 days of such notice. Assuming such circumstances in fact constitute Good Reason, if the Company fails to remedy such circumstances within such 30 day period, you may resign your employment for Good Reason within 15 days thereafter. For purposes

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

hereof, Good Reason means (i) the Companys material breach of its obligations under this agreement, (ii) a material reduction of your Base Salary, (iii) a material and adverse diminution of your duties and authority as President and CEO, and (iv) a relocation of the Companys principal office by more than 50 miles. Upon such termination you will be entitled to the amounts set forth in paragraph 7(e) below as if your employment was terminated by the Company without Cause, subject to the conditions set forth therein. All of the Options, to the extent not vested, will terminate upon such termination of employment.

e.

Termination by the Company without Cause. Subject to the terms and conditions set forth herein, the Company may terminate your employment for any or no reason upon giving you 30 days written notice (or pay in lieu of such notice). If such termination is not for Cause and not by reason of your death or Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Companys Severance Plan or any other severance policy, and any other damages payable in connection with such termination, you will be entitled to continued payment of your Base Salary for a period equal to 12 months, payable over the 12-month period following such termination on the Companys regularly scheduled monthly pay dates ( subject to the remaining provisions of this paragraph 7(e)) (the Severance Benefits). Your right to the Severance Benefits shall be conditional upon (x) your compliance with the Restrictive Covenant Agreement and (y) your execution and non-revocation of a customary release of claims in favor of the Company and its affiliates, in a form to be provided by the Company (the Release). You must execute the Release within forty-five (45) days following the date of the termination of your employment. The first payment of continued Base Salary pursuant to this paragraph 7(e) shall be made on the effective date of the Release as set forth in this paragraph 7(e), provided that, if termination of your employment occurs within forty-five (45) days before the end of the calendar year, the first payment will be made on the later of (I) the effective date of the Release as set forth in this paragraph 7(e) or (II) January 2 of the year following the year in which termination of your employment occurs, and provided further that the first payment shall include any amounts that would have otherwise been due from the date of termination to the date of first payment. The timing of the payment of the Accrued Obligations will be in accordance with paragraph 7(a). All of the Options, to the extent not vested, will terminate upon such termination of employment.

8.	Restrictive Covenants. Your acceptance of this offer and commencement of employment will be conditioned upon your execution of the Restrictive Covenant Agreement in the form attached as Exhibit C.

9.	Conditions to Employment.

a.

Immigration Compliance. As a condition to your employment by the Company, you will be required to present documentation establishing your identity and demonstrating that you have authorization to work in the United States, and this

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

offer and your employment is contingent upon the appropriate employment visa being filed with and approved by the United States Citizenship and Immigration Services (the USCIS). The Company will provide reasonable assistance in connection with your application for a visa. If you have not provided such documentation to the Companys satisfaction by March 15, 2020, the Companys offer of employment will become void, and neither you nor the Company will have any obligations hereunder, provided that you agree to maintain the confidentiality of the terms of this agreement and the exhibits, and comply with the confidentiality provisions contained in the Restrictive Covenant Agreement.

b.

References and Background Check. Your employment is contingent upon satisfactory completion of all pre-employment and post-employment processing and background screening. You agree to provide your consent for the Company or a third party designated by the Company to conduct a background check. You represent that all information provided or that you may provide to the Company or its agents with regard to your background check was or will be true, complete and correct.

c.

No Conflicts. You further represent to the Company that your acceptance of employment and performance of services with the Company is not and will not be prohibited by, and does not and will not result in a breach under, any agreement to which you are or were a party.

10.

At Will Employment. Your employment and compensation with the Company are at will meaning that either the Company or you can terminate your employment at any time and for any or no reason. The terms of this letter, therefore, do not and are not intended to create either an express and/or implied contract of employment.

11.

IRC 409A. This offer is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Internal Revenue Code, and shall be construed and interpreted in accordance with such intent. If any provision contained in this offer conflicts with the requirements of Section 409A (or the exemptions intended to apply under this offer), the Company and you agree to enter into an amendment to this offer to cause it to comply with the requirements of Section 409A (or the applicable exemptions thereto) and to deliver to you the intended economic benefits described herein. In no event, however, shall the Company be required to provide any form of gross-up payment to you for any taxes imposed by Section 409A. Neither you nor any of your creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this offer letter or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this offer letter and such other plans, policies, arrangements and agreements, the Company Plans) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates. Except as specifically permitted by Section 409A,

Confidential Treatment Requested by The Fresh Market Holdings, Inc.

Pursuant to 17 C.F.R. Section 200.83

the benefits and reimbursements provided to you under any Company Plan during any calendar year will not affect the benefits and reimbursements to be provided to you under the relevant section of such Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and will be provided in accordance with Section 409A and its associated regulations. Further, in the case of reimbursement payments, such payments will be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

12.

Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

13.

Entire Agreement. This letter, together with the Restrictive Covenant Agreement and the applicable Company plan documents and policies, constitute the complete and exclusive agreement between us regarding your employment and supersede any prior term sheet, representations or promises, whether written or oral. In the event of any conflict between this letter and the Restrictive Covenant Agreement, the terms of this letter will govern and control. This letter may only be amended or modified in a written agreement signed by you and a person authorized to act on behalf of the Board. This offer is governed by North Carolina law.

We look forward to your employment with the Company. Please indicate your acceptance of this letter by signing where indicated below and returning an executed copy to me at your earliest convenience.

Very truly yours,

THE FRESH MARKET, INC.

Name: Andrew Jhawar
Title: Chairman of the Board

AGREED AND ACCEPTED:

Jason Potter

Date:	22/Feb/20